Exhibit 5.1
[Andrews Kurth Letterhead]
August 11, 2006
Enterprise Products Partners L.P.
2727 N. Loop West
Houston, Texas 77008
Ladies and Gentlemen:
     We have acted as counsel to Enterprise Products Partners L.P., a Delaware limited partnership (the “Partnership”), in connection with the registration of the sale by certain unitholders of up to 7,115,844 of the Partnership’s common units (the “Common Units”) pursuant to the Partnership’s registration statement on Form S-3 filed on the date hereof by the Partnership (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), which form of Registration Statement shall become effective upon filing with the Commission pursuant to Rule 462(e) of the Securities Act. The prospectus contained in the Registration Statement and dated the date of the Registration Statement constitutes the “Prospectus” as used herein.
     As the basis for the opinion hereinafter expressed, we have examined such statutes, including the Delaware Revised Uniform Limited Partnership Act (the “Delaware Act”), regulations, corporate records and documents, including the Fifth Amended and Restated Agreement of Limited Partnership of the Partnership dated August 8, 2005 (the “Partnership Agreement”), certificates of corporate and public officials, and other instruments and documents as we have deemed necessary or advisable for the purposes of this opinion. In making our examination, we have assumed that all signatures on documents examined by us are genuine, the authenticity of all documents submitted to us as originals and the conformity with the original documents of all documents submitted to us as certified, conformed or photostatic copies. We have also assumed that all Common Units have been issued and sold to the selling unitholders in the manner described in the Prospectus.
     Based upon the foregoing, and subject to the limitations and assumptions set forth herein, and having due regard for such legal considerations as we deem relevant, we are of the opinion that (i) the issuance of the Common Units by the Partnership has been duly authorized by the general partner of the Partnership and (ii) the Common Units are validly issued, fully paid (to the extent required under the Partnership Agreement) and non-assessable (except as such non-assessability may be affected by Sections 17-607 or 17-303 of the Delaware Act and as described in the Prospectus).

Enterprise Products Partners L.P.
August 10, 2006

     We express no opinion other than as to the federal laws of the United States of America and the Delaware Act (which is deemed to include the applicable provisions of the Delaware Constitution and reported judicial opinions interpreting those laws).
     We consent to the filing of this opinion as an exhibit to the Registration Statement, and we further consent to the use of our name under the caption “Legal Matters” in the Prospectus. In giving these consents, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations issued thereunder.

Very truly yours,

/s/ ANDREWS KURTH LLP